                                                                      EXHIBIT 99
Cognigen Networks, Inc.                  NEWS RELEASE
                                         ------------
7001 Seaview Avenue, NW, Suite 210       For Immediate Release at 10:00 AM/EST
Seattle, WA 98117                        Monday, February 10, 2003
www.cognigen.com

Cognigen Networks Reports 2nd Fiscal Quarter Results:
Net Income Up Five-Fold Compared to 2001 Quarter

SEATTLE, February 10/PRNewswire/ -- Cognigen Networks, Inc. (OTC Bulletin Board:
CGNW-  news),  the Seattle  based  Internet-enabled  marketer of  communications services,  long distance reseller and facilities based carrier,  today announced operating  results for the quarter and six months ended  December 31, 2002.  The details of all  financial  data for the periods are  available in the  Company's
10-QSB report that has been filed with the Securities and Exchange Commission.

Cognigen  reported  net income of $245,014  for the quarter  ended  December 31,
2002,  a  significant  five-fold  improvement  when  compared to its net loss of
($60,534) for the same quarter in 2001.  Revenue for the quarter ended  December
31, 2002, was  $2,922,970,  up almost 5% over the same quarter in 2001.  Revenue for the six months ended December 31, 2002 was $5,740,358,  an improvement of 7%
compared  to the same  six-month  period in 2001.  Net income for the six months ended December 31, 2002,  was $299,148  compared to a net loss of ($196,857) for the same six months in 2001.  Darrell H.  Hughes,  Cognigen's  chairman and CEO, commented,  "The second fiscal quarter net income  represents  earnings of $0.03 per share.  This was  realized  through a combined  effort of  focusing on basic sales strategies,  improving operating  efficiencies,  and exercising  budgetary restraint."

Mr.  Hughes  continued,  "The  improvement  in  our  net  income  is  especially remarkable  in this  period of  diminished  earnings  and revenue  growth  among companies that occupy a space similar to Cognigen's within the telecommunication industry.  Our sector of the industry has been adversely affected by the general downturn in the national  economy  coupled with retail rate  decreases  and more aggressive competition.  We are responding to these conditions by energizing our agent base through the adoption of a new compensation plan. It is now easier and faster for an agent to reach payable  commission  status,  and we expect this to result in  increased  sales.  In addition we have added new service  choices for customers  who visit our  website.  Cognigen is  committed  to  maintaining  and improving its competitive edge and expanding its market share.  Along with these measures,  our dedicated network of independent agents is receiving an unmatched level of marketing support and sales training."

About Cognigen

Cognigen Networks,  Inc., based in Seattle,  Washington,  offers a wide range of telecommunication  services  and related  technology  products via its Web site,
http://www.cognigen.com.   Cognigen's  robust  marketing  engine  is  fueled  by
distribution  channels that harness a prominent Internet presence and a corps of independent  agents along with several affiliate  groups,  each having their own customized Web site. This provides Cognigen with both agent-initiated sales that are then fulfilled via the Internet as well as sales  generated  completely from its main Web site.  Cognigen offers its own proprietary long distance  telephone services such as CogniTalk, CogniDial, CogniPhone, and CogniConference . It also resells the services of industry leaders such as AT&T Wireless, Sprint, Verizon,
CNM Network,  Talk  America and  Speakeasy.  The Company also  operates a wholly owned  subsidiary,  Cognigen  Switching  Technologies  (CST),  based in San Luis
Obispo,  California.  CST  is  an  FCC  licensed  international  and  interstate facilities  based  carrier and  reseller.  Cognigen  has sold,  on behalf of its vendors and for its own account, services and products to over 700,000 customers worldwide.

                                      Cognigen Networks, Inc.
                           Consolidated Unaudited Summary of Operations
                           For the Quarter and Six Months Ended December
                                         31, 2002 and 2001

                            Three months ended       Six months ended
                               December 31,            December 31,
                              2002        2001        2002       2001
                          ----------  ----------    ----------  ----------

Revenue                   $2,922,970  $2,782,148    $5,740,358  $5,370,134

Cost and expenses          2,674,560   2,835,137     5,433,776   5,551,151
                          ----------  ----------    ----------  ----------
Income (loss) from
operations                   248,410     (52,989)      306,582    (181,017)

Interest expense              (3,396)     (7,545)       (7,434)    (15,840)
                          ----------  ----------    ----------  ----------
Net income (loss)            245,014     (60,534)      299,148    (196,857)

Preferred dividends           (8,225)                   (8,225)

Net Income
(loss)attributable to     $  236,789  $  (60,534)   $  290,923  $ (196,857)
common shareholders       ==========  ==========    ==========  ==========

Income (loss) per common
share - basic and diluted      $0.03     ($0.01)         $0.03      ($0.02)
                          ==========  ==========    ==========  ==========

Weighted average common
shares outstanding -
basic and diluted          9,107,752  10,321,327     9,081,104  10,604,043
                          ==========  ==========    ==========  ==========

The information herein contains forward-looking statements,  including,  without limitation,  statements relating to Cognigen Networks, Inc. and its wholly owned subsidiary,  Cognigen Switching Technologies, Inc. Although the Company believes
that  the  expectations   reflected  in  the   forward-looking   statements  are
reasonable,  no assurance can be given that such  expectations  will prove to be correct.  The  forward-looking  statements  involve risks and uncertainties that affect the Company's  business,  financial  condition and results of operations, including  without  limitation,  the  Company's  possible  inability  to  obtain additional financing,  lack of agent growth, the possible loss of key personnel, rate  changes,  fee policy or  application  changes,  technological  changes and increased competition. Many of these risks are beyond the Company's control. The
Company is not entitled to rely on the safe harbor  provisions of Section 27A of the  Securities  Act of 1933,  as  amended,  or  Section  2lE of the  Securities
Exchange Act of 1934, as amended, when making forward- looking statements.

Source:     Cognigen Networks, Inc.
Contacts:

Darrell Hughes
Cognigen Networks, Inc.
206.571.1361
darrell@ld.net

Stuart T. Smith
SmallCapVoice.com, Inc.
760.643.1946 voice
760.643.1947 fax
SSmith@SmallCapVoice.com
www.SmallCapVoice.com